Pricing Supplement No. 1822
To underlying supplement No. 5 dated September 28, 2012,
underlying supplement No. 7 dated March 4, 2013,
prospectus supplement dated September 28, 2012 and
prospectus dated September 28, 2012
Registration Statement No. 333-184193 Dated September 4, 2013; Rule 424(b)(2)
Deutsche Bank AG, London Branch
$2,113,000 Tracker Notes Linked to a Basket due September 10, 2015
General
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The Tracker Notes (the “securities”) are linked to a basket of three indices and are designed for investors who seek a return at maturity that offers exposure to one times any increase or decrease in the level of the S&P 500® Total Return Index (the “S&P Index”), one times any increase or decrease in the level of the Deutsche Bank ProVol Hedge Index (the “ProVol Hedge Index”) and three times any increase or decrease in the level of the Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”). We refer to each of the S&P Index, the ProVol Hedge Index and EMERALD as a “Basket Component” and together the “Basket Components.” The return of each Basket Component is reduced by its respective Adjustment Factor.

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The securities will be redeemed early upon the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion, and may lose all, of their investment. The securities do not pay any coupons and investors should be willing to lose some or all of their initial investment if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors.

•	Any payment at maturity is subject to the credit of the Issuer.
•	Senior unsecured obligations of Deutsche Bank AG due September 10, 2015.
•	Minimum denominations of $1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof.
•	The securities priced on September 4, 2013 (the “Trade Date”) and are expected to settle on September 9, 2013 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch

Issue Price:	100% of the Face Amount

Basket:	The securities are linked to the performance of a basket consisting of three Basket Components, as set forth below.
	Basket Component	Ticker Symbol	Initial Level
	S&P 500® Total Return Index (the “S&P Index”)	SPTR	2,945.617
	Deutsche Bank ProVol Hedge Index (the “ProVol Hedge Index”)	DBVEPVH	864.25
	Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”)	DBVEMR	214.98
Redemption Amount:
At maturity or upon the occurrence of a Redemption Trigger Event, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date or the Redemption Trigger Payment Date, as applicable, calculated as follows:

	$1,000 x	(	Final Basket Level	)
Initial Basket Level

Your investment will be fully exposed to any increase or decline in each of the S&P Index and the ProVol Hedge Index and three times any increase or decline in EMERALD.  The return of each Basket Component is reduced by its applicable Adjustment Factor regardless of whether such Basket Component increases or decreases. You will lose some or all of your initial investment if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors. Any payment at maturity or upon a Redemption Trigger Event is subject to the credit of the Issuer. In no event will the Redemption Amount be less than zero.

(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-8 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplements, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$2,113,000.00	$5,282.50	$2,107,717.50
(1) For more detailed information about discounts and commissions, please see “Underwriting (Conflicts of Interest)” in this pricing supplement.  The securities will be sold with underwriting discounts and commissions of $2.50 per $1,000 Face Amount of securities.
The agent for this offering is our affiliate.  For more information see “Underwriting (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,113,000.00	$288.21

Deutsche Bank Securities
September 4, 2013

(Key Terms continued from previous page)

Initial Basket Level:	100
Final Basket Level:	The Basket Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable
Basket Level:	The Basket Level on any trading day will be calculated as follows: 100 × [1 + S&P Index Performance + ProVol Hedge Index Performance + (3.00 × EMERALD Performance)]

The S&P Index Performance, ProVol Hedge Index Performance and EMERALD Performance refer to the Performance of the S&P Index, ProVol Hedge Index and EMERALD, respectively.
Performance:	The Performance of each Basket Component from its Initial Level to its Final Level will be calculated as follows:
	(	Final Level	) x	Adjustment Factor — 1
Initial Level
Initial Level:	For each Basket Component, the Closing Level for such Basket Component on the Trade Date, as set forth in the table above
Final Level:	For each Basket Component, the Closing Level for such Basket Component on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable
Closing Level:	For each Basket Component, the closing level for such Basket Component on the applicable trading day
Adjustment Factors:	Basket Component			Adjustment Factor
	S&P Index			0.9975 – (0.0013 x (Days / 365))
	ProVol Hedge Index			1 - (0.01 x (Days / 365))
	EMERALD			1 - (0.01 x (Days / 365))

where “Days” equals the number of calendar days from, and including, the Trade Date to, but excluding, the relevant Final Valuation Date or day of calculation, as applicable. Because of the three times leveraged exposure to EMERALD, the effect of the Adjustment Factor for EMERALD is tripled.

Redemption Trigger Event:
A “Redemption Trigger Event” occurs if the Basket Level on any trading day during the period from but excluding the Trade Date to but excluding the Final Valuation Date is less than the Redemption Trigger Level. If a Redemption Trigger Event occurs, the securities will be redeemed by the Issuer on the Redemption Trigger Payment Date for the Redemption Amount calculated as of the Redemption Trigger Valuation Date.

Redemption Trigger Level:	50
Trade Date:	September 4, 2013
Settlement Date:	September 9, 2013
Final Valuation Date†:	September 4, 2015
Redemption Trigger Valuation Date†:	The trading day on which a Redemption Trigger Event first occurs
Redemption Trigger Payment Date†:	The third business day following the relevant Redemption Trigger Valuation Date
Maturity Date†:	September 10, 2015
Listing:	The securities will not be listed on a securities exchange.
CUSIP/ISIN:	25152REG4 / US25152REG48

† Subject to postponement as described under “General Terms of the Securities – Adjustments to Valuation Dates and Payment Dates” in this pricing supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with the underlying supplement No. 5 dated September 28, 2012, the underlying supplement No. 7 dated March 4, 2013, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 5 dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005094/crt-dp33101_424b2.pdf

•	Underlying supplement No. 7 dated March 4, 2013:
http://www.sec.gov/Archives/edgar/data/1159508/000095010313001505/crt_dp36725-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplements and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

HYPOTHETICAL EXAMPLES

The following tables illustrate the hypothetical Redemption Amounts per $1,000 Face Amount of securities, for hypothetical performances of the Basket Components, payable at maturity or upon a Redemption Trigger Event. These examples illustrate that you will lose some or all of your initial investment if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors. Your investment will be fully exposed to one times any increase or decline in the S&P Index, one times any increase or decline in the ProVol Hedge Index and three times any increase or decline in EMERALD. Due to the leverage feature of the securities, any negative returns of the Basket Components will be combined, resulting in a leveraged loss on your investment. The hypothetical Redemption Amounts set forth below are for illustrative purposes only and assumes a period of 730 calendar days from the Trade Date to the Final Valuation Date. The actual Redemption Amount applicable to a purchaser of the securities will be based on the Final Basket Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as the case may be. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Redemption Amount at Maturity

The following first five examples illustrate the hypothetical Redemption Amount per $1,000 Face Amount of securities payable at maturity. For purposes of this table and these examples, it is assumed that a Redemption Trigger Event does not occur.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
Example 1: S&P Index	50.00%	49.24%
ProVol Hedge Index	10.00%	7.80%
EMERALD	5.00%	2.90%
Final Basket Level		165.735
Redemption Amount		$1,657.35
Return on the Securities		65.74%
Example 2: S&P Index	1.00%	0.48%
ProVol Hedge Index	1.00%	-1.02%
EMERALD	0.50%	-1.51%
Final Basket Level		94.935
Redemption Amount		$949.35
Return on the Securities		-5.07%
Example 3: S&P Index	30.00%	29.34%
ProVol Hedge Index	-10.00%	-11.80%
EMERALD	-10.00%	-11.80%
Final Basket Level		82.137
Redemption Amount		$821.37
Return on the Securities		-17.86%
Example 4: S&P Index	-20.00%	-20.41%
ProVol Hedge Index	-5.00%	-6.90%
EMERALD	15.00%	12.70%
Final Basket Level		110.792
Redemption Amount		$1,107.92
Return on the Securities		10.79%
Example 5: S&P Index	-5.00%	-5.48%
ProVol Hedge Index	-5.00%	-6.90%
EMERALD	-10.00%	-11.80%
Final Basket Level		52.216
Redemption Amount		$522.16
Return on the Securities		-47.78%

The following examples assume Initial Levels of 2,900.00, 870.00 and 210.00 for the S&P Index, the ProVol Hedge Index and EMERALD, respectively. The actual Initial Levels are set forth on the cover of this pricing supplement.

Example 1: The S&P Index increases 50.00% from the Initial Level of 2,900.00 to the Final Level of 4,350.00, the ProVol Hedge Index increases 10.00% from the Initial Level of 870.00 to the Final Level of 957.00 and EMERALD increases 5.00% from the Initial Level of 210.00 to the Final Level of 220.50. Assuming a period of 730 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 165.735, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + ProVol Hedge Index Performance + (3 x EMERALD Performance)]
	=	100 x [1 + ((4,350.00/2,900.00) x (0.9975 – 0.0013 × 730/365) – 1) + ((957.00/870.00) × (1 – 0.01 × 730/365) – 1) + (3 × ((220.50/210.00) × (1 – 0.01 × 730/365) – 1))]
	=	165.735

Accordingly, you would receive a Redemption Amount of $1,657.35 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	165.735
				100
	=	$1,657.35

Example 2: The S&P Index increases 1.00% from the Initial Level of 2,900.00 to the Final Level of 2,929.00, the ProVol Hedge Index increases 1.00% from the Initial Level of 870.00 to the Final Level of 878.70 and EMERALD increases 0.50% from the Initial Level of 210.00 to the Final Level of 211.05. In this case, even though the Final Levels of the S&P Index, the ProVol Hedge Index and EMERALD are all greater than the Initial Levels, you would receive a payment at maturity that is less than $1,000.00 per $1,000.00 Face Amount of securities because the increases in the Final Levels are not sufficient to offset the effect of the S&P Index Adjustment Factor, the ProVol Hedge Index Adjustment Factor and the EMERALD Adjustment Factor. Assuming a period of 730 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 94.935, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + ProVol Hedge Index Performance + (3 x EMERALD Performance)]
	=	100 x [1 + ((2,929.00/2,900.00) x (0.9975 – 0.0013 × 730/365) – 1) + ((878.70/870.00) × (1 – 0.01 × 730/365) – 1) + (3 × ((211.05/210.00) × (1 – 0.01 × 730/365) – 1))]
	=	94.935

Accordingly, you would receive a Redemption Amount of $949.35 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	94.935
				100
	=	$949.35

Example 3: The S&P Index increases 30.00% from the Initial Level of 2,900.00 to the Final Level of 3,770.00, the ProVol Hedge Index decreases 10.00% from the Initial Level of 870.00 to the Final Level of 783.00 and EMERALD decreases 10.00% from the Initial level of 210.00 to the Final Level of 189.00. In this case, even though the Final Level of the S&P Index is greater than the Initial Level, you would receive a payment at maturity that is significantly less than $1,000.00 per $1,000.00 Face Amount because the unleveraged increase in the level of the S&P Index is offset by the unleveraged decrease in the level of the ProVol Hedge Index and the leveraged decrease in the level of EMERALD. Assuming a period of 730 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 82.137, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + ProVol Hedge Index Performance + (3 x EMERALD Performance)]
	=	100 x [1 + ((3,770.00/2,900.00) x (0.9975 – 0.0013 × 730/365) – 1) + ((783.00/870.00) × (1 – 0.01 × 730/365) – 1) + (3 × ((189.00/210.00) × (1 – 0.01 × 730/365) – 1))]
	=	82.137

Accordingly, you would receive a Redemption Amount of $821.37 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	82.137
				100
	=	$821.37

Example 4: The S&P Index decreases 20.00% from the Initial Level of 2,900.00 to the Final Level of 2,320.00, the ProVol Hedge Index decreases 5.00% from the Initial Level of 870.00 to the Final Level of 826.50 and EMERALD increases 15.00% from the Initial level of 210.00 to the Final Level of 241.50. In this case, even though the Final Levels of the S&P Index and the ProVol Hedge Index are less than their respective Initial Levels, you would receive a payment at maturity that is more than $1,000.00 per $1,000.00 Face Amount because the leveraged increase in the level of EMERALD is greater than the unleveraged decrease in the levels of the S&P Index and the ProVol Hedge Index. Assuming a period of 730 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 110.792, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + ProVol Hedge Index Performance + (3 x EMERALD Performance)]
	=	100 x [1 + ((2,320.00/2,900.00) x (0.9975 – 0.0013 × 730/365) – 1) + ((826.50/870.00) × (1 – 0.01 × 730/365) – 1) + (3 × ((241.50/210.00) × (1 – 0.01 × 730/365) – 1))]
	=	110.792

Accordingly, you would receive a Redemption Amount of $1,107.92 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	110.792
				100
	=	$1,107.92

Example 5: The S&P Index decreases 5.00% from the Initial Level of 2,900.00 to the Final Level of 2,755.00, the ProVol Hedge Index decreases 5.00% from the Initial Level of 870.00 to the Final Level of 826.50 and EMERALD decreases 10.00% from the Initial Level of 210.00 to the Final Level of 189.00. In this case, since the Final Levels of the S&P Index, the ProVol Hedge Index and EMERALD are less than their respective Initial Levels, you would receive a payment at maturity that is significantly less than $1,000.00 per $1,000.00 Face Amount. Assuming a period of 730 calendar days from the Trade Date to the Final Valuation Date, the Final Basket Level would be 52.216, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + ProVol Hedge Index Performance + (3 x EMERALD Performance)]
	=	100 x [1 + ((2,755.00/2,900.00) x (0.9975 – 0.0013 × 730/365) – 1) + ((826.50/870.00) × (1 – 0.01 × 730/365) – 1) + (3 × ((189.00/210.00) × (1 – 0.01 × 730/365) – 1))]
	=	52.216

Accordingly, you would receive a Redemption Amount of $522.16 per $1,000.00 Face Amount of securities, calculated as follows:

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	52.216
				100
	=	$522.16

Redemption Amount upon a Redemption Trigger Event

The following table illustrates the hypothetical Redemption Amount per $1,000.00 Face Amount of securities payable upon the occurrence of a Redemption Trigger Event. A Redemption Trigger Event occurs if the Basket Level on any trading day during the period from, but excluding, the Trade Date to, but excluding, the Final Valuation Date is less than the Redemption Trigger Level of 50.00. If a Redemption Trigger Event occurs, you will lose a significant portion of your investment in the securities, and you may lose your entire investment in the securities.

The hypothetical Redemption Amount set forth below assumes (i) the Basket Level is greater than or equal to 50.00 on each trading day prior to November 5, 2013, (ii) a Redemption Trigger Event occurs on November 5, 2013, which would be the Redemption Trigger Valuation Date, (iii) November 8, 2013 is the Redemption Trigger Payment Date and (iv) a period of 62 calendar days from the Trade Date to the Redemption Trigger Valuation Date.

	Basket Component Performance Excluding Adjustment Factors	Basket Component Performance Including Adjustment Factors
S&P Index	-10.00%	-10.24%
ProVol Hedge Index	-15.00%	-15.14%
EMERALD	-10.00%	-10.15%
Final Basket Level		44.152
Redemption Amount		$441.52
Return on the Securities		-55.85%

Example 6: On November 5, 2013, the S&P Index decreases 10.00% from the Initial Level of 2,900.00 to the Final Level of 2,610.00, the ProVol Hedge Index decreases 15.00% from the Initial Level of 870.00 to the Final Level of 739.50 and EMERALD decreases 10.00% from the Initial Level of 210.00 to the Final Level of 189.00.  Assuming a period of 62 calendar days from the Trade Date to November 5, 2013, the Redemption Trigger Valuation Date, the Final Basket Level would be 44.152, calculated as follows:

Final Basket Level	=	100 x [1 + S&P Index Performance + ProVol Hedge Index Performance + (3 x EMERALD Performance)]

=	100 x [1 + ((2,610.00/2,900.00) x (0.9975 – 0.0013 × 62/365) – 1) + ((739.50/870.00) × (1 – 0.01 × 62/365) – 1) + (3 × ((189.00/210.00) × (1 – 0.01 × 62/365) – 1))]
=	44.152

In this case, assuming the Basket Level was never less than the Redemption Trigger Level prior to November 5, 2013, a Redemption Trigger Event would occur on November 5, 2013, making November 5, 2013 the Redemption Trigger Valuation Date and November 8, 2013 the Redemption Trigger Payment Date. Your securities will be redeemed early because the Basket Level is less than the Redemption Trigger Level of 50.00 on November 5, 2013. Although the Redemption Trigger Level is 50.00, the Basket Level was less than 50.00 on November 5, 2013 when the Redemption Trigger Event occurred. As a result, you would lose more than 50.00% of your initial investment.

Accordingly, you would receive a Redemption Amount of $441.52 per $1,000.00 Face Amount of securities on the Redemption Trigger Payment Date, calculated as follows.

Redemption Amount	=	$1,000	x	Final Basket Level
				Initial Basket Level
	=	$1,000	x	44.152
				100
	=	$441.52

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities provide the opportunity for enhanced returns by offering exposure to one times any increase or decrease in the levels of each of the S&P Index and the ProVol Hedge Index and three times any increase or decrease in the levels of EMERALD. The return of each Basket Component is reduced by its applicable Adjustment Factor. Because the securities are our senior obligations, payment of any amount at maturity or upon a Redemption Trigger Event is subject to our ability to pay our obligations as they become due.

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ACCELERATED LOSS AND NO PROTECTION AGAINST LOSS — The securities offer leveraged participation in the performance of the Basket Components on a combined basis. Due to the leverage feature of the securities, any negative returns of the Basket Components will be combined, resulting in a leveraged loss on your investment. In the case of EMERALD, the investor is exposed to three times any increase or decrease in the level of each index. Any negative performance of the S&P Index or the ProVol Hedge Index, when combined with three times any negative performance of EMERALD in calculating the Redemption Amount, will result in an accelerated loss on your investment. Your payment at maturity or upon a Redemption Trigger Event will be further reduced by the applicable Adjustment Factor of each Basket Component. You may lose some or all of your investment in the securities if the levels of the Basket Components as a whole decrease or fail to increase sufficiently to offset the effect of the applicable Adjustment Factors.

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THE ADJUSTMENT FACTORS REDUCE THE REDEMPTION AMOUNT AT MATURITY OR UPON A REDEMPTION TRIGGER EVENT — The payment at maturity or upon a Redemption Trigger Event will be reduced by the applicable Adjustment Factors. Each Adjustment Factor is applied to its respective Basket Component on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and will reduce the return on the securities regardless of whether the Final Level of such Basket Component on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, is greater than, less than or equal to its Initial Level. Because the securities are our senior unsecured obligations, any payment at maturity or upon a Redemption Trigger Event is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH MANDATORY LOSS DUE TO THE REDEMPTION TRIGGER FEATURE — The securities will be redeemed early by us if a Redemption Trigger Event occurs, in which case you will lose a significant portion, and may lose all, of your investment in the securities. Early redemption upon such a Redemption Trigger Event will be automatic, and you will be entitled only to the Redemption Amount payable on the Redemption Trigger Payment Date based on the Final Basket Level on the Redemption Trigger Valuation Date, even if the levels of the Basket Components subsequently increase. If a Redemption Trigger Event occurs, you will not be able to hold your securities to maturity or benefit from any increase in the levels of the Basket Components that may occur after the Redemption Trigger Valuation Date, and you will lose a significant portion, and may lose all, of your investment in the securities.

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RETURN LINKED TO THE PERFORMANCE OF THREE INDICES — The return on the securities, which may be positive or negative, is fully exposed to the performance of three indices: the S&P Index, the ProVol Hedge Index and EMERALD. Exposure to EMERALD is on a three times leveraged basis.

S&P Index

The S&P Index is a measure of the total return of the stocks comprising the S&P 500® Index that includes dividends by adding the daily indexed dividend returns on those stocks to the daily price change of the S&P 500® Index. The S&P Index reflects both ordinary and special dividends. Ordinary cash dividends are applied on the ex-date in calculating the S&P Index. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. Special dividends are treated as corporate actions with offsetting price and divisor adjustments.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For more information on the S&P Index, see “The S&P 500® Total Return Index” in this pricing supplement.

The Deutsche Bank ProVol Hedge Index (ProVol)

The Deutsche Bank ProVol Hedge Index (the “ProVol Hedge Index”) is one of three versions of the Deutsche Bank ProVol Indices (the “ProVol Indices”). The ProVol Indices reflect the economic performance over time, less costs, of a strategy designed to generate returns from the expected volatility of the S&P 500® Index by taking a daily rebalanced notional long or short position in the Deutsche Bank Short-Term VIX Futures Index (the “VIX Futures Index”). The VIX Futures Index tracks the market expectation of short-term volatility (i.e., implied volatility) by means of a daily-rolling notional long position in first month and second month futures contracts (the “VIX futures contracts”) on the CBOE Volatility Index® (the “VIX Index”).

Each ProVol Index dynamically adjusts its long and short exposure to the VIX Futures Index based on the size and direction of a signal (the “Signal”) calculated using three volatility indicators and a resulting allocation to the VIX Futures Index (the “Allocation”) based on the Signal. The three volatility indicators are: (i) the probability of being in a high-volatility environment as measured by Deutsche Bank’s proprietary Volatility Regime Model, (ii) three-month implied volatility as measured by the CBOE S&P 500® 3-Month Volatility Index (the “VXV Index”) and (iii) the “steepness” of the implied volatility curve as measured by the ratio of the VXV Index to the VIX Index. In addition to the three volatility indicators, the Signal also takes into account the prior day’s Allocation.

Together, the Signal and Allocation are designed generally to have long exposure to the VIX Futures Index during periods of high realized volatility, when there is a high probability that implied volatility will increase and/or the cost of carrying VIX futures contracts is low, and generally to have short exposure during periods of low realized volatility, when implied volatility is likely to decrease and/or the cost of carrying VIX futures contracts is high. By dynamically allocating its exposure, each ProVol Index seeks to capture returns from both high and low volatility markets and keep costs and risk lower by holding VIX futures contracts only when it is expected to be advantageous to do so.  The ProVol Hedge Index aims to capture more returns from increases in implied volatility than from high carrying costs by applying a leverage factor of 200% (2 times) when the Allocation is positive, generating leveraged long exposure and unleveraged short exposure.  In calculating the levels of the ProVol Indices, Deutsche Bank AG, as the index sponsor, will deduct an index fee (the “Index Fee”).  From and including 2006 to and including 2012, the annual Index Fees for the ProVol Indices have ranged from 0.00% to 7.12%.  Because the calculation for the ProVol Indices began on September 24, 2012, the annual Index Fees from and including 2008 to and including September 23, 2012 were retroactively calculated. This is just a summary of the ProVol Hedge Index. For additional information about the ProVol Hedge Index, please see the section entitled “The Deutsche Bank ProVol Indices” in the accompanying underlying supplement No. 7 dated March 4, 2013.

The Deutsche Bank Equity Mean Reversion Alpha Index (EMERALD)

EMERALD tracks the performance of a strategy of buying daily volatility and selling weekly volatility with respect to the S&P 500® Index on a weekly rolling basis. EMERALD was created by Deutsche Bank AG (the “Index Sponsor”) on October 12, 2009 and is calculated, maintained and published by the Index Sponsor. EMERALD is denominated in U.S. dollars and its closing level was set to 100 on March 16, 1998, the Index Base Date. This is just a summary of EMERALD. For additional information about EMERALD, please see the section entitled “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” in the accompanying underlying supplement No. 5 dated September 28, 2012.

•	TAX CONSIDERATIONS — You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the components of the Basket Components. You should consider carefully the following discussion of risks together with the risk information contained in the accompanying prospectus supplement and prospectus before you decide that an investment in the securities is suitable for you.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON AN ACCELERATED BASIS — The securities do not guarantee any return of your initial investment. The return on the securities at maturity or upon a Redemption Trigger Event is linked to the performance of the Basket Components and will depend on whether, and the extent to which, the Final Basket Level is greater than the Initial Basket Level. Your investment will be fully exposed to one times any decline in each of the S&P Index and the ProVol Hedge Index and three times any decline in EMERALD. Because the securities provide leveraged exposure to the Basket Components on a combined basis, your investment will be fully exposed to any decline in the Basket Components, resulting in a leveraged loss on your investment. As the return on the securities is linked to the three-times leveraged performance of EMERALD, a decline in the level of EMERALD could have a significant negative impact on the

Basket Level even though the Basket Level is based on the increase or decrease of the levels of the Basket Components as a whole. In particular, any positive performance of any Basket Component may be offset by three times the negative performance of EMERALD. The Basket Level could decline very rapidly if the levels of all the Basket Components decrease simultaneously. In addition, the Adjustment Factors will reduce the Redemption Amount payable in respect of the securities, regardless of whether the performance of any Basket Component is positive, zero or negative. Even if the Basket does not decline, you will lose some of your initial investment if the levels of the Basket Components as a whole do not increase sufficiently to offset the effect of the applicable Adjustment Factors.

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WE WILL REDEEM THE SECURITIES PRIOR TO THE MATURITY DATE IF A REDEMPTION TRIGGER EVENT OCCURS — If the Basket Level is less than the Redemption Trigger Level on any trading day from, but excluding, the Trade Date to, but excluding, the Final Valuation Date, a Redemption Trigger Event has occurred. Upon the occurrence of a Redemption Trigger Event, we will redeem the securities on the Redemption Trigger Payment Date for the Redemption Amount calculated using the Final Basket Level on the Redemption Trigger Valuation Date. Such Redemption Amount will be substantially less than your initial investment in the securities, and could be zero. If a Redemption Trigger Event occurs, you will not be able to hold your securities to maturity or benefit from any increase in the levels of the Basket Components that may occur after the Redemption Trigger Valuation Date, and you will lose a significant portion, and may lose all, of your investment in the securities.

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YOUR SECURITIES ARE EXPOSED TO ONE TIMES THE PERFORMANCE OF EACH OF THE S&P INDEX AND THE PROVOL HEDGE INDEX AND THREE TIMES THE PERFORMANCE OF EMERALD — The Redemption Amount payable at maturity or upon a Redemption Trigger Event will reflect one times any increase or decrease in the levels of each of the S&P Index and the ProVol Hedge Index and three times any increase or decrease in the level of EMERALD, in each case as measured from the Trade Date to the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and each Basket Component is reduced by its applicable Adjustment Factor. The performance of each Basket Component is combined in calculating the Redemption Amount, with the effect of magnifying losses if the levels of the Basket Components decline or offsetting gains if the level of one Basket Component increases and the levels of the other Basket Components decline. Because the securities are linked to EMERALD on a three times leveraged basis, any negative performance of EMERALD will have a substantial effect on your return even though the performance of the Basket is based on the increase or decrease in the level of the Basket as a whole.

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THE INCLUSION OF THE ADJUSTMENT FACTORS REDUCES THE PAYMENT AT MATURITY OR UPON A REDEMPTION TRIGGER EVENT — The payment at maturity or upon a Redemption Trigger Event will be reduced because of the inclusion of an Adjustment Factor in the calculation of the performance of each Basket Component. The Adjustment Factor for the S&P Index reduces the performance of the S&P Index by approximately 51.00 basis points (0.51%) for the term of the securities. The Adjustment Factor for each of the ProVol Hedge Index and EMERALD reduces the performance of the ProVol Hedge Index and EMERALD by approximately 200 basis points (2.00%) each year the securities remain outstanding. Because of the three times leveraged exposure to EMERALD, the effect of the EMERALD Adjustment Factor is tripled, resulting in an overall reduction of 6.00% each year the securities remain outstanding. The dollar amount by which the Adjustment Factors reduce the Redemption Amount increases as the Final Levels of the Basket Components increase relative to the relevant Initial Levels. The Adjustment Factor of each Basket Component is applied to the performance of such Basket Component on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable, and will reduce the return on the securities regardless of whether or not the Final Level of such Basket Component is greater than, equal to or less than its Initial Level.

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THE RETURN ON THE SECURITIES MAY BE LOWER THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY AND MAY BE ZERO OR NEGATIVE — The return on the securities may be lower than the yield on our conventional debt securities of a comparable maturity and credit rating. If a Redemption Trigger Event does not occur, at maturity, you will receive a positive return on your investment only if the Final Basket Level as measured on the Final Valuation Date exceeds the Initial Basket Level. Even if the Final Basket Level on the Final Valuation Date is greater than the Initial Basket Level, the return may not fully compensate you for any opportunity cost, taking into account inflation and other factors relating to the time value of money.

•	NO COUPON PAYMENTS — As a holder of the securities, you will not receive coupon payments.

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CREDIT OF THE ISSUER — The securities are senior unsecured obligations of Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities, and in the event

Deutsche Bank AG were to default on its payment obligations, you might not receive any amount owed to you under the terms of the securities and you could lose your entire initial investment.

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THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the levels of the Basket Components increase or decrease to the same degree at the same time. The value of the securities may be adversely affected by increased positive correlation among the Basket Components, in particular when one or more Basket Components decrease. The value of the securities may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

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THE BASKET COMPONENTS ARE UNEQUALLY WEIGHTED — The Basket Components are unequally weighted. Accordingly, performances by the Basket Components with higher weightings will influence the Redemption Amount to a greater degree than the performances of Basket Components with lower weightings. If one or more of the Basket Components with higher weightings perform poorly, that poor performance could negate or diminish the effect on the Redemption Amount of any positive performance by the lower-weighted Basket Components.

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PROVOL HEDGE INDEX STRATEGY RISK — The strategy of the ProVol Hedge Index is to generate returns from the expected volatility of the S&P 500® Index by dynamically adjusting a long or short position in the VIX Futures Index based on the size and direction of the Signal and the resulting Allocation based on that Signal.  The Signal aims to determine the likely short-term direction of implied volatility and the level of carrying costs.

However, the Signal may not be predictive of the short-term direction of implied volatility and/or the level of carrying costs.  If the Signal is not successful in determining the likely short-term direction of implied volatility and/or the level of carrying costs, then the resulting Allocation based on that Signal may result in a notional long or short position in the VIX Futures Index that declines in value and causes the levels of the ProVol Hedge Index to decrease. Furthermore, because the ProVol Hedge Index aims to capture more returns from increases in implied volatility than from high carrying costs by applying a leverage factor of 200% when the Allocation is positive, if the Signal causes a positive Allocation, any decline in the level of the VXV Futures Index will be leveraged two times.

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THE PROVOL HEDGE INDEX CONTAINS EMBEDDED COSTS — In calculating the level of the ProVol Hedge Index, Deutsche Bank AG, as the index sponsor, will deduct an Index Fee.  The Index Fee takes into account changes in the notional VIX futures contracts position measured by ProVol associated both with the daily rolling from the first month to the second month VIX futures contracts underlying the VIX Futures Index as well as with any changes in the size of the notional position in the VIX Futures Index.  Thus, large or more frequent shifts in the Signal or greater or more frequent changes in VIX futures contracts prices will require greater reallocation and will result in higher costs. Additionally, lower VIX futures contracts prices, which require a greater number of contracts to be notionally traded in order to achieve the same value, will also result in higher costs.  Because the ProVol Hedge Index takes a leveraged long position in the VIX Futures Index when the Allocation is positive, the Index Fee will be leveraged in the ProVol Hedge Index.

Deutsche Bank AG expects the Index Fee to average between 1.5 basis points and 2 basis points (0.015% and 0.02%) per trading day.  However, the actual Index Fee may be substantially higher on days when there is a substantial change in the Allocation or prices of the VIX futures contracts, resulting in a substantial number or value of VIX futures contracts notionally traded.  From and including 2006 to and including 2012, the annual Index Fees for the ProVol Indices have ranged from 0.00% to 7.12%. Because the calculation of the ProVol Indices began on September 24, 2012, the annual Index Fees from and including 2006 to and including September 23, 2012 were retroactively calculated.

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THERE MAY BE SIGNIFICANT FLUCTUATIONS IN THE LEVEL OF THE PROVOL HEDGE INDEX, WHICH COULD AFFECT THE VALUE OF THE SECURITIES — The performance of the ProVol Hedge Index is dependent on the performance of the notional long or short positions in the VIX Futures Index.  As a consequence, investors should understand that their investment is exposed to the performance of the notional long or short positions in VIX futures contracts.  The prices of the VIX futures contracts can be volatile and move dramatically over short periods of time.  There can be no assurance that the relevant notional long or short exposure will not be subject to substantial negative returns.  Positive returns on the ProVol Hedge Index may therefore be reduced or eliminated entirely due to movements in market parameters.

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VIX FUTURES CONTRACTS HAVE LIMITED HISTORICAL INFORMATION — VIX futures contracts have traded freely only since March 26, 2004, and not all future contracts to all relevant maturities have traded at all times since that date.  Because the VIX futures contracts that underlie the ProVol Hedge Index are of recent origin and limited historical information data exists with respect to them, your investment in the securities may involve a greater risk than investing in alternative securities linked to one or more financial measures with an established record of performance. The liquidity of trading in VIX futures contracts could decline in the future, which could affect adversely the value of the securities.

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THE VIX INDEX AND VXV INDEX ARE BASED ON THEORETICAL CALCULATIONS AND ARE NOT TRADABLE INDICES — The VIX Index and the VXV Index (used to calculate the second and third volatility indicators of the ProVol Hedge Index) are theoretical calculations and cannot be traded on a spot price basis.  The settlement price at maturity of the VIX futures contracts reflected in the VIX Futures Index is based on this theoretically derived calculation.  As a result, the behavior of the VIX futures contracts may be different from futures contracts whose settlement prices are based on a comparable tradable asset.

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THE SECURITIES ARE NOT LINKED TO THE VIX INDEX, AND THE VALUE OF THE SECURITIES MAY BE LESS THAN IT WOULD HAVE BEEN HAD THE SECURITIES BEEN LINKED TO THE VIX INDEX — The value of the securities will be linked, in part, to the value of the ProVol Hedge Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited.  The ProVol Hedge Index is based upon holding a notional long or short position in the VIX Futures Index, which holds a rolling long position in VIX futures contracts.  The VIX futures contracts will not necessarily track the performance of the VIX Index.  The VIX Futures Index may not benefit from increases or decreases in the level of the VIX Index because such increases or decreases will not necessarily cause the price of the relevant VIX futures contracts to rise or fall.  Thus, the ProVol Hedge Index may not benefit from increases or decreases in the level of the VIX Index either.  Accordingly, a hypothetical investment that was linked directly to the performance of the VIX Index could generate a higher return than the securities.

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EMERALD STRATEGY RISK — The tendency of daily returns of an index level to be followed by daily returns in the opposite direction is referred to as negative serial correlation. The net weekly change of an asset exhibiting negative serial correlation would under-represent the amount by which the asset moved during the week and realized volatility measured from daily returns of such an asset would exceed realized volatility measured from weekly returns. EMERALD reflects a strategy that aims to monetize any negative serial correlation exhibited by the S&P 500® Index by periodically buying daily volatility and selling weekly volatility on the S&P 500® Index in equal notional amounts. The level of EMERALD will increase if daily realized volatility exceeds weekly realized volatility over a given week, and decline if daily realized volatility is less than weekly realized volatility over a given week. There is no assurance that any negative serial correlation of daily returns of the S&P 500® Index will exist at any time during the term of the securities and thus no assurance that the level of EMERALD will increase during the term of the securities. EMERALD employs the methodology described in the accompanying underlying supplement No. 5 to implement its underlying strategy. The return on your securities is not linked to any other formula or measure that could be employed to monetize negative serial correlation of daily returns of the S&P 500®. You will not benefit from any results determined on the basis of any such alternative measure.

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EMERALD CONTAINS EMBEDDED COSTS — Each sub-index of EMERALD represents, for each weekly period, a notional investment of a specified amount in the difference of the daily-observation variance of the S&P 500® Index less the weekly-observation (or period-end-observation, when considered intraweek) variance thereof. Each week the notional amount of each sub-index of EMERALD is reset based on the volatility at resetting over a 6 month period. The “volatility at resetting” is calculated as the average of (i) the daily realized volatility over the past 3 months and (ii) the 6-month implied volatility on the reset day. The 6-month implied volatility is calculated from the mid-market expected variances of all available S&P 500® listed option expiry. The daily observed volatility of each sub-index is scaled by a factor of 0.98, which is intended to approximate the costs and expenses of hedging exposure to the strategy underlying EMERALD. Historically, this cost factor has been on average approximately 1 basis point (0.01%) per trading day.

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THE BASKET COMPONENTS HAVE LIMITED PERFORMANCE HISTORY — Calculation of the ProVol Hedge Index began on September 24, 2012. Calculation of EMERALD began on October 12, 2009. Therefore, the ProVol Hedge Index and EMERALD have limited performance history and no actual investment which allowed tracking of the performance of the ProVol Hedge Index or EMERALD was possible before their respective inception dates. Furthermore, the index methodologies of the ProVol Hedge Index and EMERALD were designed, constructed and tested using historic market data and based on knowledge of factors that may have affected their respective performances. The returns of the ProVol Hedge Index and EMERALD prior to September 24, 2014 and October 12, 2009, respectively, were achieved by means of a retroactive application of the back-tested index methodology designed with the benefit of hindsight.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market makers for the securities but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities. If, at any time, Deutsche Bank AG or its affiliates do not act as market makers, it is likely that there would be little or no secondary market for the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the levels of the Basket Components will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components;

•	the time remaining to maturity of the securities;

•	the composition of the Basket Components and any changes to the components underlying the Basket Components;

•	prevailing market prices and volatility levels of U.S. stock markets and the equity securities included in the S&P 500® Index

•	the levels and volatility of the VIX Futures Index, the VIX Index, the VXV Index and the S&P 500® Index;

•	prevailing market prices, volatility and liquidity of any VIX futures contracts;

•	the equity markets generally and any stock prices and dividend rates reflected in the Basket Components;

•	the financial condition and results of operations of any companies whose shares comprise the Basket Components and conditions generally in the industries in which such companies operate;

•	interest rates and yields generally;

•	supply and demand for the securities;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Basket Components or markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY AFFECT THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Components and make it less likely that you will receive a return on your investment in the securities. Such trading and hedging activities may also cause the occurrence of a Redemption Trigger Event, in which case investors will lose a significant portion or all of their investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER, THE CALCULATION AGENT AND THE SPONSOR OF THE PROVOL HEDGE INDEX AND EMERALD ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the Calculation Agent for the securities and the sponsor of the ProVol Hedge Index and EMERALD. We, as the Calculation Agent, will maintain some discretion in making decisions relating to the securities, including whether there has been a Market Disruption Event (as defined herein) with respect to each Basket Component. If a Market Disruption Event occurs on the Final Valuation Date, the Calculation Agent can postpone the determination of, or under some circumstances, use an alternate method to calculate the Closing Level of the disrupted Basket Component. As the sponsor of the ProVol Hedge Index and EMERALD, we carry out calculations necessary to promulgate the ProVol Hedge Index and EMERALD, and we maintain some discretion as to how such calculations are made. In particular, we have discretion in selecting among methods of how to calculate the ProVol Hedge Index and EMERALD in the event the regular means of determining the ProVol Hedge Index and EMERALD are unavailable at the time a determination is scheduled to take place. There can be no assurance that any determinations made by

Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities and the levels of the ProVol Hedge Index and EMERALD. Because determinations made by Deutsche Bank AG, London Branch as the Calculation Agent for the securities and the sponsor of the ProVol Hedge Index and EMERALD may affect the Redemption Amount you receive at maturity or upon a Redemption Trigger Event, potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as a holder of the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVELS OF THE BASKET COMPONENTS TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Basket Components to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT AND OUR HEDGING ACTIVITY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as the Calculation Agent and hedging our obligations under the securities. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The Calculation Agent will determine, among other things, whether a Redemption Trigger Event has occurred, the Final Levels, the returns of the Basket Components and the Redemption Amount. There can be no assurance that any determinations made by the Calculation Agent will not adversely affect the value of the securities. Because determinations by Deutsche Bank AG as the Calculation Agent for the securities may adversely affect the securities, potential conflicts of interest exist between Deutsche Bank AG and you, as a holder of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — As of the date of this pricing supplement, there is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, as described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Prospective non-U.S. investors should also note that, as described below in “U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders,” proposed Treasury regulations under Section 871(m) of the Internal Revenue Code (the “Code”), if finalized in their current form, might result in the imposition of withholding tax on an investment in the securities. You should review the discussion under “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The S&P 500® Total Return Index

We have obtained all information regarding the S&P 500® Total Return Index (the “S&P Index”) contained herein, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. That information reflects the policies of, and is subject to change by, Standard & Poor’s, a division of The McGraw−Hill Companies, Inc. (“S&P”).  S&P, which owns the copyright and all other rights to the S&P Index, has no obligation to continue to publish, and may discontinue publication of, the S&P Index. You should make your own investigation into the S&P Index. On July 2, 2012, the McGraw-Hill Companies and CME Group announced the launch of S&P Dow Jones Indices, a joint venture that combines S&P Indices and Dow Jones Indices. Under the terms of the joint venture, the S&P 500® Index is calculated, maintained and published by S&P Dow Jones Indices LLC, a subsidiary of the McGraw-Hill Companies.

General

The S&P Index is published by S&P. The S&P Index is the total return version of the S&P 500® Index and is calculated in the same manner as the S&P 500® Index as described below; however, while the S&P 500® Index reflects changes in the prices of its underlying stocks, the S&P Index reflects changes in both movements in stock prices and the reinvestment of the dividend income from its underlying stocks.

In calculating the S&P Index, ordinary cash dividends are applied on the ex−dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special,” “extra,” “year−end,” or “return of capital.” Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the total return index series reflect both ordinary and special dividends. The S&P Index represents the total return earned in a portfolio that tracks the underlying price index and reinvests dividend income in the S&P 500® Index, not in the specific stock paying the dividend. The total return construction differs from the price index and builds the index from the price index and daily total dividend returns.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “market value” of any S&P 500® component stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500® component stock.

The S&P Indices Methodology

While S&P currently employs the following methodology to calculate the S&P Indices, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the return on the notes.

On March 21, 2005, S&P began to calculate the S&P Indices based on a half float-adjusted formula, and on September 16, 2005 the S&P Indices became fully float adjusted. S&P’s criteria for selecting stocks for the S&P Indices have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P Indices (i.e., its market value).

Under float adjustment, the share counts used in calculating the S&P Indices reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•
holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock and rights are not part of the float. Mutual funds, investment advisory firms, pension funds or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable” shares, shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders to a listed class without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as the weights. The result is reviewed to assure that when the weighted average IWF is applied to the class included in the S&P Indices, the shares to be purchased are not significantly larger than the available float for the included class.

The S&P Indices are calculated using a base-weighted aggregate methodology: the level of the relevant S&P Index reflects the total market value of all component stocks relative to such S&P Index’s base period. An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The daily calculation of the S&P Indices is computed by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock (i.e., the aggregate market value) by the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P Indices, it is the only link to the original base period level of the S&P Indices. The index divisor keeps the S&P Indices comparable over time and is the manipulation point for all adjustments to the S&P Indices.

S&P 500® Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, rights issues, share buybacks and issuances and spinoffs. Changes to the S&P Indices are made on an as-needed basis. There is no annual or semi-annual reconstitution. Rather, changes in response to corporate actions and market developments can be made at any time. Constituent changes are typically announced one to five days before they are scheduled to be implemented.

To prevent the level of the S&P Indices from changing due to corporate actions, all corporate actions which affect the total market value of the S&P Indices require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P Indices remains constant. This helps maintain the level of the S&P Indices as an accurate barometer of stock market performance and ensures that the movement of the S&P Indices does not reflect the corporate actions of individual companies in the S&P Indices. All the index divisor adjustments are made after the close of trading and after the calculation of the S&P Indices. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P Indices and do not require index divisor adjustments.

License Agreement with S&P

The S&P Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Deutsche Bank AG.  Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Deutsche Bank AG.  The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P Index to track general market performance.  S&P Dow Jones Indices’ only relationship to Deutsche Bank AG with respect to the S&P Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors.  The S&P Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Deutsche Bank AG or the securities.

S&P Dow Jones Indices have no obligation to take the needs of Deutsche Bank AG or the owners of the securities into consideration in determining, composing or calculating the S&P Index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash, surrendered or redeemed, as the case may be.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the S&P Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by Deutsche Bank AG, but which may be similar to and competitive with the securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY DEUTSCHE BANK AG, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND DEUTSCHE BANK AG, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Bloomberg pages relating to the S&P Index, EMERALD and the ProVol Hedge Index are SPTR, DBVEMR and DBVEPVH, respectively. Any successors to such pages or services may be selected by the sponsor of the affected Basket Component from time to time. Certain details as to levels of the Basket Components and adjustments made in respect of the Basket Components may be made available on such pages or services.

Historical Information

The S&P Index

The following graph sets forth the historical performance of the S&P Index from September 4, 2008 through September 4, 2013. The closing level of the S&P Index on September 4, 2013 was 2,945.617. We obtained the historical closing levels of the S&P Index from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical levels of the S&P Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable. We cannot give you assurance that the performance of the S&P Index will result in the return of any of your initial investment.

The ProVol Hedge Index

The ProVol Hedge Index has existed only since September 24, 2012 and publication of the ProVol Hedge Index began on September 24, 2012. The historical performance data below from September 24, 2012 through September 4, 2013 represent the actual performance  of the ProVol Hedge Index. The performance data prior to September 24, 2012, as indicated by the vertical line in the graph below, reflect a retrospective calculation of the levels of the ProVol Hedge Index using archived data and the current methodology for the calculation of the ProVol Hedge Index. The closing level of the ProVol Hedge Index on September 4, 2013 was 864.25. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of the ProVol Hedge Index was possible at any time prior to September 24, 2012. Furthermore, the index methodology of the ProVol Hedge Index was designed, constructed and tested using historic market data and based on knowledge of factors that may have affected its performance. The returns prior to September 24, 2012 were achieved by means of a retroactive application of the back-tested index methodology designed with the benefit of hindsight. The historical levels of the ProVol Hedge Index should not be taken as an indication of future performance, and no assurance can be given as to the Final Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable. We cannot give you assurance that the performance of the ProVol Hedge Index will result in the return of any portion of your initial investment.

EMERALD

EMERALD has existed only since October 12, 2009 and publication of EMERALD began on October 12, 2009. The historical performance data below from October 12, 2009 through September 4, 2013 represent the actual performance of EMERALD. The performance data prior to October 12, 2009, as indicated by the vertical line in the graph below, reflect a retrospective calculation of the levels of EMERALD using archived data and the current methodology for the calculation of EMERALD. The closing level of EMERALD on September 4, 2013 was 214.98. All prospective investors should be aware that no actual investment which allowed a tracking of the performance of EMERALD was possible at any time prior to October 12, 2009. Accordingly, the results shown before October 12, 2009 are hypothetical and do not reflect actual returns. Furthermore, the index methodology of EMERALD was designed, constructed and tested using historic market data and based on knowledge of factors that may have affected its performance. The returns prior to October 12, 2009 were achieved by means of a retroactive application of the back-tested index methodology designed with the benefit of hindsight. The historical levels of EMERALD should not be taken as an indication of future performance, and no assurance can be given as to the Final Level on the Final Valuation Date or the Redemption Trigger Valuation Date, as applicable. We cannot give you assurance that the performance of EMERALD will result in the return of any portion of your initial investment.

GENERAL TERMS OF THE SECURITIES

The following description of the terms of the securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The securities are linked to a basket of three indices and are senior unsecured obligations of Deutsche Bank AG that offer exposure to one times any increase or decrease in the levels of each of the S&P 500® Total Return Index (the “S&P Index”) and the Deutsche Bank ProVol Hedge Index (the “ProVol Hedge Index”) and three times any increase or decrease in the level of the Deutsche Bank Equity Mean Reversion Alpha Index (“EMERALD”). We refer to each of the S&P Index, the ProVol Hedge Index and EMERALD as a “Basket Component” and together the “Basket Components.”

The securities are included in our Global Notes, Series A referred to in the accompanying prospectus supplement and prospectus. The securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar. The securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations, except for obligations required to be preferred by law.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the securities are set forth under the heading “Key Terms” on the cover page of this pricing supplement and in the subsections below.

Adjustments to Valuation Dates and Payment Dates

If (i) the Final Valuation Date or Redemption Trigger Valuation Date (each, a “Valuation Date”) is not a trading day with respect to any Basket Component or (ii) a Market Disruption Event for any Basket Component occurs or is continuing on the relevant Valuation Date, then the Valuation Date for such disrupted Basket Component will be postponed to the immediately succeeding trading day on which no Market Disruption Event for such Basket Component occurs or is continuing. The Valuation Date for any such Basket Component will not be postponed later than the fifth scheduled trading day after the date originally scheduled for such Valuation Date (the “Fifth Day”). If the relevant Valuation Date is postponed to the Fifth Day and (i) the Fifth Day is not a trading day with respect to such Basket Component or (ii) a Market Disruption Event for such Basket Component occurs or is continuing on the Fifth Day, then, on the Fifth Day the Closing Level of such Basket Component will be determined by the Calculation Agent in good faith and in a commercially reasonable manner. The Closing Level for a Basket Component not disrupted on the original Valuation Date will be determined on the originally scheduled Valuation Date.

If the Maturity Date or the Redemption Trigger Payment Date (each, a “Payment Date”) is not a business day, then the Payment Date will be the next succeeding business day following such scheduled Payment Date. If, due to a Market Disruption Event, a non-trading day or otherwise, the Valuation Date for any Basket Component is postponed, the Maturity Date or the Redemption Trigger Payment Date, as applicable, will be postponed in order to maintain the same number of business days that had originally been scheduled between such postponed Valuation Date and the Maturity Date or Redemption Trigger Payment Date, as applicable.

“Business day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

“Trading day” means, for each Basket Component separately, a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for such Basket Component, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Market Disruption Events

With respect to the S&P Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the securities:

•
a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the S&P Index (or the relevant Successor Index) on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

•
a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the S&P Index (or the relevant Successor Index) during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•
a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the S&P Index (or the relevant Successor Index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether a Market Disruption Event with respect to the S&P Index exists at any time, if trading in a security included in the S&P Index (or the relevant Successor Index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the S&P Index (or the relevant Successor Index) shall be based on a comparison of:

•	the portion of the level of the S&P Index (or the relevant Successor Index) attributable to that security, relative to

•	the overall level of the S&P Index (or the relevant Successor Index),

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to the S&P Index has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

•
limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the S&P Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the S&P Index; and

•
a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange traded funds related to the S&P Index are traded will not includeany time when such market is itself closed for trading under ordinary circumstances.

With respect to EMERALD, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that a “Disruption Event” or “Force Majeure Event” as defined under “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” in the accompanying underlying supplement No. 5 has occurred or is continuing.

With respect to the ProVol Hedge Index, a “Market Disruption Event” means a determination by the Calculation Agent in its sole discretion that a “Disruption Event,” “Force Majeure Event” or “Underlying Index Event” as defined under “The Deutsche Bank ProVol Indices” in the accompanying underlying supplement No. 7 has occurred or is continuing.

“Relevant Exchange(s)” means,

•
for the S&P Index, “Relevent Exchange” means the primary organized exchange or market of trading, as determined by the Calculation Agent, for (i) and component then included in the S&P Index or (ii) any futures or options contract or fund related to the S&P Index or to any component included in the S&P Index,

•	for the ProVol Hedge Index, “Relevant Exchange” has the meaning set forth under “The Deutsche Bank ProVol Indices” in the accompanying underlying supplement No. 7 and

•	for EMERALD, “Relevant Exchange” has the meaning set forth under “The Deutsche Bank Equity MEan Reversion ALpha inDex (“EMERALD”)” in the accompanying underlying supplement No. 5.

Discontinuation of an Index; Alteration of Method of Calculation

If the sponsor of a Basket Component discontinues publication of such Basket Component and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “Successor Index”), then any Closing Level will be determined by reference to the official closing level of such Successor Index on which a level for such Basket Component must be taken for the purposes of the securities, including any Valuation Date (“Relevant Date”).

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If the sponsor of a Basket Component discontinues publication of such Basket Component prior to, and such discontinuance is continuing on, any Relevant Date, and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to and such discontinuation is continuing on such Relevant Date, then (a) the Calculation Agent will determine the Closing Level for such Basket Component for such Relevant Date and (b) the level for such Basket Component, if applicable, at any time on such Relevant Date will be deemed to equal the Closing Level for such Basket Component on that Relevant Date, as determined by the Calculation Agent. Such Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the relevant Basket Component or Successor Index, as applicable, last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant component has been materially suspended or materially limited, its good faith estimate of the closing price) on such date of each component most recently comprising such Basket Component or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Component or Successor Index, as applicable, may adversely affect the value of the securities.

If at any time the method of calculating a Basket Component or a Successor Index, or the level thereof, is changed in a material respect, or if a Basket Component or a Successor Index is in any other way modified so that the level of such Basket Component or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Basket Component or Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Closing Level of such Basket Component or Successor Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of an index comparable to such Basket Component or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the relevant Closing Level with reference to such Basket Component or Successor Index, as adjusted. Accordingly, if the method of calculating a Basket Component or Successor Index is modified so that the level of such Basket Component or Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Component or Successor Index), then the Calculation Agent will adjust such Basket Component or Successor Index in order to arrive at a level of such Basket Component or Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

Calculation Agent

The calculation agent for the securities will be Deutsche Bank AG, London Branch (the “Calculation Agent”). As Calculation Agent, Deutsche Bank AG, London Branch will determine, among other things, all values and levels required for the purposes of the securities, whether a Redemption Trigger Event has occurred, whether there has been a Market Disruption Event or a discontinuation of a Basket Component and whether there has been a material change in the method of calculating a Basket Component. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different Calculation Agent from time to time after the Trade Date without your consent and without notifying you.

The Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity or upon a Redemption Trigger Event on or prior to 11:00 a.m. on the business day preceding the Maturity Date or Redemption Trigger Payment Date, as applicable.

All calculations with respect to the Closing Levels of the Basket Components and the Basket Level will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per Face Amount of securities, if any, at maturity or upon a Redemption Trigger Event will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Face Amount of securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities – Events of Default” in the accompanying prospectus is a description of events of default relating to the securities.

Payment upon an Event of Default

In case an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable per Face Amount of securities upon any acceleration of the securities will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per Face Amount of securities as described herein, calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the securities as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities – Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the securities.

Listing

The securities will not be listed on any securities exchange.

Deutsche Bank Securities Inc. (“DBSI”) intends to offer to purchase the securities in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance – The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the securities. The securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate Face Amount of the securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Governing Law

The securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the securities.  It applies to you only if you hold your securities as capital assets within the meaning of Section 1221 of the Code. It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a security as a part of a “straddle.”

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or non-U.S. tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Treatment of the Securities

In the opinion of our special tax counsel, which is based on current market conditions, it is more likely than not that a security will be treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt, with the consequences described below. Our special tax counsel has advised, however, that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment, in which case the timing and character of income or loss on your securities could be materially and adversely affected. Unless otherwise stated, the following discussion is based on the treatment of the securities as prepaid financial contracts that are not debt.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt

You should not recognize taxable income or loss with respect to a security prior to its taxable disposition (including at maturity or upon early redemption). Upon a taxable disposition of a security (including at maturity or upon early redemption), you should recognize gain or loss equal to the difference between the amount you realize and the amount you paid to acquire the security. Your gain or loss generally should be capital gain or loss, and should be long-term capital gain or loss if you have held the security for more than one year. The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt

Due to the lack of direct legal authority, even if a security is treated as a prepaid financial contract that is not debt, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the security and/or to treat all or a portion of your gain or loss on its taxable disposition as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it. In particular, it is possible that any reweighting, rebalancing, reconstitution, change in methodology of, or substitution of a successor to, a Basket Component or an index constituent could result in a “deemed” taxable exchange, causing you to recognize gain or loss (subject, in the case of loss, to the possible application of the “wash sale” rules) as if you had sold or exchanged the relevant security.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a security, possibly with retroactive effect.

Consequences if a Security Is Treated as a Debt Instrument

If a security is treated as a debt instrument, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the security you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the security, even though we will not be required to make any payment with respect to the securities other than the Redemption Amount. In addition, any income you recognize upon the taxable disposition of the security will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a security and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to an individual beneficial owner of a security who in the taxable year of disposition of the security is (i) present in the United States for 183 days or more or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

Subject to the potential application of Section 871(m) of the Code discussed below, if a security is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt, any gain you realize with respect to the security generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States. However, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income, subject to U.S. federal withholding tax, over the term of the securities, possibly on a retroactive basis. We will not pay additional amounts on account of any such withholding tax.

If a security is treated as a debt instrument, any income or gain you realize with respect to the security will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8BEN and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Because the Redemption Amount is determined in part by reference to the S&P Index, the performance of which in turn depends in part on dividends paid by companies included in the S&P 500® Index, it is possible, under regulations proposed by the U.S. Treasury Department, that Section 871(m) of the Code could apply to the securities (currently, after December 31, 2013). While significant aspects of the application of these regulations to the securities are uncertain, we (or other withholding agents) may withhold (at a rate of 30%, subject to reduction under an applicable income tax treaty) on amounts paid with respect to the securities to the extent treated as contingent upon or determined by reference to a U.S.-source dividend under these rules. We will not pay additional amounts on account of any such withholding tax. If you are a non-U.S. person considering an investment in the securities, you should consult your tax adviser regarding the tax consequences of such an investment in light of the proposed regulations.

Information Reporting and Backup Withholding

Cash proceeds received from a disposition of a security may be subject to information reporting, and may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. holder) and otherwise satisfy the requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the securities by taking positions in the Basket Components, the components underlying the Basket Components, or securities whose value is derived from the Basket Components or their components. While we cannot predict an outcome, such hedging activity or other hedging or investment activity could potentially increase the level of the Basket, and therefore effectively establish a higher level that the Basket must achieve for you to obtain a positive return on your investment or avoid a loss of some or all of your initial investment at maturity or upon a Redemption Trigger Event. Similarly, the unwinding of our or our affiliates’ hedges near or on a Valuation Date could decrease the closing levels of the Basket Components on such dates, which could have an adverse effect on the value of the securities. From time to time, prior to maturity of the securities, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Components, the components underlying the Basket Components, or instruments whose value is derived from the Basket Components or its components. Although we have no reason to believe that any of these activities will have a material impact on the levels of the Basket Components or the value of the securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and DBSI, as agent, and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI, the “Agents”), each Agent participating in this offering of securities will agree to purchase, and we will agree to sell, the Face Amount of securities set forth on the cover page of the pricing supplement. Each Agent proposes initially to offer the securities directly to the public at the public offering price set forth in the pricing supplement.

DBSI, acting as an Agent, will receive a selling concession of 0.25% or $2.50 per $1,000 Face Amount of securities in connection with the sale of the securities. DBSI may pay custodial fees of up to 0.25% or $2.50 per $1,000 Face Amount of securities to other broker dealers. The fees paid during the term of the securities will not exceed 8% of the aggregate amount of the securities issued. After the initial offering of the securities, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the securities will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the securities. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the securities in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the securities, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, DBSI may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. DBSI must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of securities offered pursuant to the pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the securities offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the securities will represent and agree, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the securities. We shall not have responsibility for any Agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.